Exhibit 99.1

CONTACTS:

Gary Holmes (Nielsen)

(646) 654-8975

Alan Gould (IAG)

(212) 871-5214

NIELSEN TO ACQUIRE IAG RESEARCH

Merger Expands Nielsen’s TV and Internet Analytics Services

New York, April 7, 2008 — The Nielsen Company today announced that it has signed a definitive agreement to acquire IAG Research, Inc. for a purchase price of $225 million. IAG is a privately held company based in New York that measures consumer engagement with television programs, national commercials and product placements.

The acquisition will be effected through a merger of IAG with a wholly-owned subsidiary of Nielsen in which IAG stockholders will receive cash for their IAG shares. The transaction is subject to Hart-Scott-Rodino review and other typical closing conditions. Nielsen currently intends to finance the transaction through the issuance of notes, existing facilities and cash on hand.

Nielsen said it expects to complete the acquisition in the second quarter of 2008. The executive team of IAG has agreed to join Nielsen following the merger.

IAG Research conducts research with viewers to measure the effectiveness of advertising and program engagement across television and the Internet. Its clients include major advertisers, advertising agencies, Internet providers, telecommunications services, television and cable networks and other content providers.

“IAG will add a new dimension to Nielsen’s media business and will be the cornerstone for a new analytics practice that will provide our clients with even greater insights and clarity,” said David L. Calhoun, chairman and CEO of The Nielsen Company. “We are excited by the energy the IAG team will bring to the multiple opportunities they will have at Nielsen. Overlaying their perspective with the vast array of industries and technologies we touch gives us an opportunity to bring greater clarity and creativity to our work on behalf of clients.”

“We are excited to be joining The Nielsen Company, where IAG will be able to enhance the services it already supplies to clients” said IAG co-founders and co-CEO’s Alan Gould and Ken Orkin. “By working within Nielsen we will also be able to make the company’s services available to a wider base of clients. In an increasingly fragmented media landscape, we believe strongly that advertisers and media companies need the insight that Nielsen and IAG can provide together.”

About The Nielsen Company

The Nielsen Company is a global information and media company with leading market positions in marketing information (ACNielsen), media information (Nielsen Media Research), online intelligence (NetRatings and BuzzMetrics), mobile measurement, trade shows and business publications (Billboard, The Hollywood Reporter, Adweek). The privately held company is active in more than 100 countries, with headquarters in Haarlem, the Netherlands and New York, USA. For more information, please visit, www.nielsen.com.

About IAG Research

IAG Research measures the effectiveness of television advertising, product placement as well as viewer engagement with TV and the Internet. IAG Research’s suite of measurement products are used by such industry leaders as American Express, Toyota, General Motors, Ford Motor Company, Chrysler LLC, Procter & Gamble, Verizon, Sprint, Warner Brothers, VISA, Merck & Co., Paramount Pictures and major networks such as ABC, CBS, NBC, FOX, ESPN, and TNT/TBS and MTV. IAG had over $35 million in annual revenue and positive operating income in 2007, on an unaudited basis. For more information, please visit, www.iagr.net.